Exhibit 8.1

353 N. CLARK STREET CHICAGO, IL 60654-3456

November 4, 2022	Geoffrey M. Davis Tel +1 312 923 8302 GDavis@jenner.com

Shift Technologies, Inc.
290 Division Street
Suite 400
San Francisco, CA 94103

Re:	Shift Technologies, Inc. Registration Statement on Form S-4

Ladies and Gentlemen,

We have acted as special counsel to you, Shift Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement (as defined below) relating to (i) the proposed merger to be undertaken by the Company, Shift Remarketing Operations, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and CarLotz, Inc., a Delaware corporation (“CarLotz”) (the “Merger”), and (ii) an amendment to the Shift Charter to effect a reverse stock split of Shift Common Stock at a ratio within a range of 1-for-5 and 1-for-10, as determined by the Shift Board (the “Reverse Stock Split Amendment”), in each case upon the terms and subject to the conditions described in the Registration Statement. Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In rendering the opinions stated herein we have examined and relied upon the following:

(a)	the Agreement and Plan of Merger dated as of August 9, 2022, by and among the Company, Merger Sub and CarLotz (the “Merger Agreement”);

(b)
the registration statement on Form S-4 of the Company (including the joint proxy statement/prospectus contained therein), initially filed on September 26, 2022 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), related to the proposed Merger and the Reverse Stock Split Amendment (as amended through the date hereof, the “Registration Statement”);

(c)
tax representation letters of the Company and Merger Sub, on the one hand, and of Carlotz, on the other hand, each dated as of the date hereof and each delivered to us for purposes of this opinion (each, a “Tax Representation Letter”); and

(d)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

CHICAGO LONDON LOS ANGELES NEW YORK SAN FRANCISCO WASHINGTON, DC	WWW.JENNER.COM

November 4, 2022

In making our examination of such documents, we have assumed that the parties thereto have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable.

We have assumed that any statements made in any of the documents referred to herein that are “to the knowledge of” or similarly qualified, are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective Time, in each case without such qualification.

In rendering our opinion, we have relied upon the representations in each Tax Representation Letter and upon statements of officers and other representatives of the Company and others, and we have assumed that each Tax Representation Letter, and each such statement, is and will continue to be true, correct and complete, in each case without regard to any qualification as to knowledge, belief or intent.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and the related judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we are of the opinion that, under current U.S. federal income tax law, the Merger will qualify as a “reorganization” under Section 368(a)(1)(B) of the Code or Section 368(a)(2)(E) of the Code; that a Shift reverse stock split pursuant to the Reverse Stock Split Amendment will qualify as a “recapitalization” under Section 368(a)(1)(E) of the Code; that the disclosures under the section titled “Tax Consequences of the Merger to U.S. Holders Generally” beginning on page 155, and of the relevant tax consequences of the Shift reverse stock split pursuant to the Reverse Stock Split Amendment under the section titled “Federal Income Tax Treatment of the Reverse Stock Split Amendment” beginning on page 158, are our opinions as to the applicable U.S. federal income tax consequences to U.S. holders generally; and that the discussions in the Registration Statement under the captions “U.S. Federal Income Tax Consequences of the Merger” and “U.S. Federal Income Tax Consequences of the Reverse Stock Split Amendment” constitute, in all material respects, a fair and accurate summary of the material U.S. federal income tax considerations of the Merger and the Shift Reverse Stock Split.

November 4, 2022

Except as set forth above, we express no other opinion. This opinion is furnished only to you and is solely for your benefit in connection with the Registration Statement. It may not be relied upon by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion solely in connection with the filing of the Registration Statement.  This opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Jenner & Block LLP

Jenner & Block LLP